SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of  Registration  under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
                  Reports Under Section 13(a) and 15(d) of the
                        Securities Exchange Act of 1934.

                                                  Commission File Number 0-16693

                       COASTAL 1987 DRILLING PROGRAM, LTD.
             (Exact name of registrant as specified in its charter)

               Coastal Tower, Nine Greenway Plaza, Houston, Texas
           77046-0995; 713/877-1400 (Address, including zip code, and telephone number, including area code,
                  of registrant's principal executive offices)

                     Units of Limited Partnership Interests
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Coastal 1986 Drilling Program, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   April 1, 1997              COASTAL 1987 DRILLING PROGRAM, LTD.
                                             (Registrant)

                                    By Its General Partner,
                                    Coastal Limited Ventures, Inc.



                                    By:   AUSTIN M. O'TOOLE
                                          -----------------------------------
                                          Austin M. O'Toole
                                          Senior Vice President and Secretary